                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Eli Lilly and Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                                  [LOGO]LILLY

                             ELI LILLY AND COMPANY
                            LILLY CORPORATE CENTER
                          INDIANAPOLIS, INDIANA 46285

                                       March 5, 1997

Dear Shareholder:

  You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Eli Lilly and Company on Monday, April 21, 1997. The meeting will be held at the Indiana Convention Center, 100 South Capitol Avenue, Indianapolis, Indiana, at 11:00 a.m. (Indianapolis time).

  The Notice of Annual Meeting of Shareholders and the Proxy Statement accompanying this letter describe the business we will consider at the meeting. Your vote is very important. I urge you to sign, date, and return the enclosed proxy card in the envelope provided in order to be certain your shares are represented at the meeting, even if you plan to attend the meeting.

  I look forward to seeing you at the meeting.

                                          /s/ Randall L. Tobias

                                          Randall L. Tobias
                                          Chairman of the Board and
                                          Chief Executive Officer

                             ELI LILLY AND COMPANY

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                APRIL 21, 1997

  The Annual Meeting of Shareholders of Eli Lilly and Company will be held at the Indiana Convention Center, 100 South Capitol Avenue, Indianapolis, Indiana, on Monday, April 21, 1997, at 11:00 a.m. (Indianapolis time), for the following purposes:

  1.  To elect five directors of the Company, each for a three-year term;

  2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as principal independent auditors for the year 1997; and

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on February 14, 1997, will receive notice of and be entitled to vote at the meeting.

  Attendance at the meeting will be limited to shareholders, those holding proxies from shareholders, and invited guests from the media and financial community. Admission to the meeting will be by Admittance Card or other evidence of share ownership. Shareholders of record who plan to attend the meeting should complete and return the enclosed Request for Admittance Card. An Admittance Card and directions to the Indiana Convention Center will be sent by return mail. Please do not return the Request for Admittance card unless you plan to attend the meeting.

  Shareholders whose shares are held through an intermediary such as a bank or broker and who wish to attend the meeting should either bring proof of share ownership (such as a bank or brokerage firm account statement) to the meeting or send proof of share ownership to the Corporate Secretary, DC 1093, Lilly Corporate Center, Indianapolis, Indiana 46285 well in advance of the meeting to receive an Admittance Card and directions to the Indiana Convention Center.

                                     By order of the Board of Directors,

                                     Daniel P. Carmichael
                                     Secretary

March 5, 1997
Indianapolis, Indiana

-------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN, AND MAIL PROMPTLY THE ENCLOSED PROXY, FOR WHICH A RETURN ENVELOPE IS PROVIDED, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

                             ELI LILLY AND COMPANY

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS

                                April 21, 1997

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Eli Lilly and Company (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held on Monday, April 21, 1997, and at any adjournment thereof.

  The accompanying proxy may be revoked at any time before it is exercised by giving a later proxy, notifying the Secretary of the Company in writing, or voting in person at the Annual Meeting.

  At the close of business on February 14, 1997, the record date for the Annual Meeting, there were outstanding and entitled to vote 554,528,339 shares of common stock of the Company. Each shareholder is entitled to one vote for each such share held of record on that date on all matters that are properly presented for action at the meeting. The Company has no other outstanding voting securities.

  A copy of the Company's Annual Report to Shareholders, including financial statements and a description of its operations for the year 1996, is enclosed with this Proxy Statement. That report is not incorporated in this Proxy Statement by reference.

  The principal executive offices of the Company are located at Lilly Corporate Center, Indianapolis, Indiana 46285. The approximate mailing date of this Proxy Statement and the accompanying proxy will be March 5, 1997.

                           1. ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

  The shareholders are requested to vote for five nominees for director. The terms of four of the present directors will expire at the Annual Meeting. In addition, Mr. James W. Cozad, who has served as a director since 1989, will retire effective as of this Annual Meeting.

  Three of the nominees whose terms expire at this Annual Meeting, Dr. Kenneth
L. Lay and Messrs. Sidney Taurel and Alva O. Way were elected for three-year terms by the shareholders at the 1994 Annual Meeting. Messrs. Evan Bayh and Charles E. Golden have been serving under interim election by the Board.

  Under the Company's Articles of Incorporation, the members of the Board are divided into three classes with approximately one-third of the directors standing for election each year for a three-year term. All nominees for election this year have been assigned to the class whose term will expire at the Annual Meeting of Shareholders in the year 2000. The other directors listed below will continue to serve in their classes for the remainder of their terms.

  Directors will be elected by a plurality of the votes cast. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the five nominees in the absence of instructions to the contrary. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

  In the event any nominee for director declines or is unable to serve, it is intended either that the persons designated as proxies will vote for a substitute who will be designated by the Board of Directors or that the authorized number of directors will be reduced accordingly by the Board. The Board expects that each of the nominees named below will be available for election.

CERTAIN INFORMATION CONCERNING DIRECTOR NOMINEES AND DIRECTORS CONTINUING IN OFFICE

  The name of each director nominee and each director continuing in office, along with his or her age, year first served as a director, and recent business and professional experience, is set forth below by class.

NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS ENDING IN 2000:

[GRAPHIC]       EVAN BAYH                                   Director since 1997
                PARTNER, BAKER & DANIELS                              Age 41

                Mr. Bayh became a partner in the law firm of Baker & Daniels, Indianapolis, Indiana, in January 1997. He was elected to the Company's Board of Directors on February 17, 1997. From January 1989 until January 1997, he served as Governor of the State of Indiana. Prior to being elected Governor, Mr. Bayh served as Secretary of State for Indiana from 1987 until 1989. Mr. Bayh is a director of Great Lakes Chemical Corporation, Indianapolis Life Insurance Company, and Chartwell Investments, Inc.


[GRAPHIC]       CHARLES E. GOLDEN                           Director since 1996
                EXECUTIVE VICE PRESIDENT                              Age 50
                AND CHIEF FINANCIAL OFFICER

                Mr. Golden joined the Company as Executive Vice President and Chief Financial Officer, and was elected to the Board of Directors on March 4, 1996. Prior to joining the Company, he served as Vice President of General Motors Corporation ("GM"), and Chairman and Managing Director of Vauxhall Motors Limited, a subsidiary of GM in the United Kingdom, from 1993 to 1996. From 1992 to 1993, Mr. Golden served GM as its Vice President and Treasurer, from 1989 to 1992 as its Treasurer, and from 1984 to 1989 as an Assistant Treasurer. Mr. Golden joined GM in 1970 and has held a number of executive positions in that company's domestic and international operations. Mr. Golden is a director of DowElanco and Clarian Health Partners.

[GRAPHIC]       KENNETH L. LAY, PH.D.                       Director since 1993
                CHAIRMAN OF THE BOARD AND                             Age 54
                CHIEF EXECUTIVE OFFICER,
                ENRON CORP.

                Mr. Lay has served Enron Corp. as Chairman of the Board since 1986 and as its Chief Executive Officer since 1985. He joined Enron as President and Chief Operating Officer in 1985. Prior to joining Enron, he was Chairman and Chief Executive Officer of Houston Natural Gas from 1984 to 1985 and President, Chief Operating Officer, and a director of Transco Energy Company from 1981 to 1984. Mr. Lay is a director of Compaq Computer Corporation and Trust Company of the West.

[GRAPHIC]       SIDNEY TAUREL                               Director since 1991
                PRESIDENT AND CHIEF                                   Age 48
                OPERATING OFFICER

                Mr. Taurel has served as President and Chief Operating Officer of the Company since February 1996. He joined the Company in 1971 and has held management positions in the Company's operations in Brazil and Europe. He served as President of Eli Lilly International Corporation from 1986 until 1991, as Executive Vice President of the Pharmaceutical Division from 1991 until 1993 and as Executive Vice President of the Company from 1993 until 1996. Mr. Taurel is Chairman Elect of the Board of Directors of the Pharmaceutical Research and Manufacturers of America and is a director of ITT Industries, Inc., and The McGraw-Hill Companies, Inc., and a member of the Board of Overseers of the Columbia Business School.

[GRAPHIC]       ALVA O. WAY                                 Director since 1980
                CHAIRMAN OF THE BOARD, IBJ                            Age 67
                SCHRODER BANK & TRUST COMPANY

                Mr. Way became Chairman of the Board of IBJ Schroder Bank & Trust Company in 1986. He also serves as a director of and consultant to Schroder p.l.c., London, and related companies. Mr. Way previously served as President of both The Travelers Corporation and American Express Company and served in executive positions at General Electric Company. He is a director of Gould, Inc.; The McGraw-Hill Companies, Inc.; Ryder System, Inc.; and Schroder p.l.c. Mr. Way also serves as a member of the Board of Fellows of Brown University and is chancellor emeritus of the University.

DIRECTORS CONTINUING IN OFFICE UNTIL 1999:

[GRAPHIC]       ALFRED G. GILMAN, M.D., PH.D.               Director since 1995
                REGENTAL PROFESSOR AND CHAIRMAN,                      Age 55
                DEPARTMENT OF PHARMACOLOGY, THE
                UNIVERSITY OF TEXAS SOUTHWESTERN
                MEDICAL CENTER

                Dr. Gilman has served as Professor and Chairman of the Department of Pharmacology at The University of Texas Southwestern Medical Center since 1981. He has held the Raymond and Ellen Willie Distinguished Chair in Molecular Neuropharmacology at the University since 1987 and was named a Regental Professor in 1995. Dr. Gilman was on the faculty of the University of Virginia School of Medicine from 1971 until 1981, where he was named a Professor of Pharmacology in 1977. He is a director of Regeneron Pharmaceuticals, Inc. Dr. Gilman was a recipient of the Nobel Prize in Physiology or Medicine in 1994.

[GRAPHIC]       KAREN N. HORN, PH.D.                        Director since 1987
                SENIOR MANAGING DIRECTOR AND                          Age 53
                HEAD OF INTERNATIONAL PRIVATE BANKING,
                BANKERS TRUST COMPANY

                Mrs. Horn has served as the Senior Managing Director and Head of International Private Banking at Bankers Trust Company since October 1996. She had served as Chairman of the Board, Bank One Cleveland, N.A., from 1987 to 1996. Prior to joining Bank One, she served as President of the Federal Reserve Bank of Cleveland, Treasurer of Bell of Pennsylvania, and Vice President of First National Bank of Boston. Mrs. Horn is a director of The British Petroleum Company p.l.c.; Rubbermaid Incorporated; and TRW, Inc. She also serves as a trustee of The Rockefeller Foundation and The Cleveland Clinic Foundation.

[GRAPHIC]       J. CLAYBURN LA FORCE, JR., PH.D.            Director since 1981
                DEAN EMERITUS, THE JOHN E. ANDERSON                   Age 68
                GRADUATE SCHOOL OF MANAGEMENT,
                UNIVERSITY OF CALIFORNIA AT LOS ANGELES

                Dr. La Force served as Dean of The John E. Anderson Graduate School of Management of the University of California at Los Angeles ("UCLA") from 1978 until he retired in 1993. He joined the faculty of UCLA in 1962 and served as Chairman of the Economics Department. Dr. La Force is a director of BlackRock Funds; Imperial Credit Industries, Inc.; Payden & Rygel Investment Trust; Provident Investment Council Mutual Funds; Rockwell International Corporation; Jacobs Engineering Group, Inc.; and the Timken Company.

[GRAPHIC]       AUGUST M. WATANABE, M.D.                    Director since 1994
                EXECUTIVE VICE PRESIDENT,                             Age 55
                SCIENCE AND TECHNOLOGY

                Dr. Watanabe has served as Executive Vice President, Science and Technology, since February 1996. He served as a Vice President of the Company and President of Lilly Research Laboratories, a division of the Company, since January 1994. He joined the Company in 1990 as Vice President of Lilly Research Laboratories and has also served as Group Vice President of Lilly Research Laboratories. He is also a fellow of the American College of Physicians and the American College of Cardiology and a director of the Indiana University Foundation.

DIRECTORS CONTINUING IN OFFICE UNTIL 1998:

[GRAPHIC]       STEVEN C. BEERING, M.D.                     Director since 1983
                PRESIDENT, PURDUE UNIVERSITY                          Age 64

                Dr. Beering has served as President of Purdue University since 1983. He served as Dean of the Indiana University School of Medicine and Director of the Indiana University Medical Center from 1974 until 1983. Dr. Beering is a fellow of the American College of Physicians and the Royal Society of Medicine and a member of the National Academy of Sciences Institute of Medicine. He is a director of American United Life Insurance Company; Arvin Industries, Inc.; and NIPSCO Industries, Inc. Dr. Beering currently serves as the national chairman of the Association of American Universities.

[GRAPHIC]       FRANKLYN G. PRENDERGAST, M.D., PH.D.        Director since 1995
                PROFESSOR OF BIOCHEMISTRY AND MOLECULAR               Age 51
                BIOLOGY, MAYO MEDICAL SCHOOL AND
                DIRECTOR, MAYO CANCER CENTER

                Dr. Prendergast is the Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology at Mayo Medical School. He also serves as the Director of the Mayo Cancer Center. Dr. Prendergast has held several other teaching positions at the Mayo Medical School since 1975. Dr. Prendergast serves on the Board of Governors of Mayo Rochester and on the Board of Trustees of Mayo Foundation.

[GRAPHIC]       KATHI P. SEIFERT                            Director since 1995
                GROUP PRESIDENT,                                      Age 47
                NORTH AMERICAN PERSONAL CARE PRODUCTS,
                KIMBERLY-CLARK CORPORATION

                Mrs. Seifert is Group President, North American Personal Care Products, for Kimberly-Clark Corporation, responsible for the Infant Care, Child Care, Feminine Care, and Adult Care businesses as well as the corporation's U.S. and Canadian sales forces. She joined Kimberly-Clark in 1978 and has served in several capacities in connection with both the domestic and international marketing of consumer products. She is a member of the University of Wisconsin-Oshkosh Chancellor's Council of Advisors and a trustee of United Health Group of Wisconsin.

[GRAPHIC]       RANDALL L. TOBIAS                           Director since 1986
                CHAIRMAN OF THE BOARD AND                             Age 54
                CHIEF EXECUTIVE OFFICER

                Mr. Tobias became Chairman of the Board and Chief Executive Officer of the Company in 1993. Prior to assuming this position, he served as Vice Chairman of the Board of AT&T from 1986 until 1993 and as Chairman and Chief Executive Officer of AT&T International (an AT&T subsidiary) from 1991 to 1993. Mr. Tobias is a director of Kimberly-Clark Corporation; Knight-Ridder, Inc.; and Phillips Petroleum Company. He also serves as Vice Chairman of the Board of Trustees of Duke University.

  During 1996 the Board of Directors of the Company held nine meetings. All but one director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which the director served. Mr. Lay attended 71% of the aggregate of the total number of meetings of the Board of Directors and the committees on which he served.

COMMITTEES OF THE BOARD OF DIRECTORS


  Committees of the Board of Directors consist of the Audit Committee, the Committee on Directors and Corporate Governance, the Compensation and Management Development Committee, the Finance Committee, the Public Policy Committee, and the Science and Technology Committee.

  The Audit Committee is composed of Directors Way (Chairperson), Bayh, Beering, La Force, and Prendergast. During 1996 the Audit Committee held three meetings. The Committee annually recommends independent auditors for appointment by the Board of Directors, reviews the services to be performed by the independent auditors, and exercises oversight of their activities. It also determines the duties and responsibilities of the internal auditors, reviews the internal audit program, and oversees other activities of the internal auditing staff.

  The Committee on Directors and Corporate Governance, composed of Directors Horn (Chairperson), Beering, Cozad, Lay, and Tobias (ex officio), held three meetings during 1996. The Committee recommends to the Board of Directors candidates for membership on the Board and Board committees. It also oversees matters of corporate governance. The Committee will consider candidates for the Board recommended by shareholders. Recommendations by shareholders should be forwarded to the Secretary of the Company and should identify the candidate by name and provide pertinent information concerning his or her background and experience. In order to be considered by the Committee, a shareholder recommendation must be received at least 120 days prior to the date of the Annual Meeting of Shareholders.

  The Compensation and Management Development Committee is composed of Directors Cozad (Chairperson), Horn, Lay, and Way. The Committee held three meetings during 1996. The Committee establishes the compensation of executive officers and administers the Deferred Compensation Plan, the Company's management stock plans, and the EVA Bonus Plan. The Committee also reviews the Company's management development programs and succession plans.

  The Finance Committee is composed of Directors Lay (Chairperson), Cozad, Golden, Horn, and Seifert. The Committee, which held one meeting during 1996, reviews and makes recommendations to the Board of Directors and management on matters concerning both current and long-range financial strategy and planning, including, but not limited to, budgets, dividends, and borrowings.

  The Public Policy Committee is composed of Directors La Force (Chairperson), Bayh, Gilman, Seifert, and Taurel. During 1996 the Committee held three meetings. The Committee reviews and makes recommendations to the Board of Directors concerning policies, practices, and procedures of the Company that relate to public policy, and social, political, and economic issues.

  The Science and Technology Committee is composed of Directors Beering (Chairperson), Gilman, La Force, Prendergast, and Watanabe. The Committee held five meetings during 1996. The Committee reviews and makes recommendations to the Board of Directors and management on the Company's strategic research goals and objectives and reviews and assists the Company on new developments, technologies, and trends in pharmaceutical research and development.

COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the number of shares of common stock of the Company beneficially owned by the directors, the Named Executive Officers listed on page 9, and all directors and executive officers as a group, as of February 3, 1997.

      NAME OF INDIVIDUALS OR                                     SHARES OWNED
      IDENTITY OF GROUP                                         BENEFICIALLY(1)
      ----------------------                                    ---------------
      Evan Bayh................................................         -0-
      Steven C. Beering, M.D...................................       9,842
      James W. Cozad*..........................................       9,130
      Alfred G. Gilman, M.D., Ph.D.............................       1,484
      Charles E. Golden........................................      17,207(2)
      Pedro P. Granadillo......................................      58,485(3)
      Karen N. Horn, Ph.D. ....................................       7,640
      J. Clayburn La Force, Jr., Ph.D..........................      12,611
      Kenneth L. Lay, Ph.D.....................................      21,006(4)
      Franklyn G. Prendergast, M.D., Ph.D......................       2,912
      Kathi P. Seifert.........................................       2,444
      Sidney Taurel............................................      83,573(5)
      Randall L. Tobias........................................     218,307(6)
      August M. Watanabe, M.D. ................................      52,601(7)
      Alva O. Way..............................................      12,818(8)
      All directors and executive officers as a group (27 per-
       sons)...................................................     879,996

--------
* Mr. Cozad will retire as a director of the Company effective April 21, 1997.
(1) Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to the shares shown in the table to be owned by that person. The shares shown do not include the following shares that may be purchased pursuant to stock options that are exercisable within 60 days of February 3, 1997: Mr. Granadillo, 37,052 shares; Mr. Taurel, 340,000 shares; Mr. Tobias, 350,000 shares; Dr. Watanabe, 64,500 shares; and all directors and executive officers as a group, 1,251,550 shares. The shares shown include shares credited to the accounts of certain of those persons listed in the table under The Lilly Employee Savings Plan ("Savings Plan") and the Lilly Directors' Deferral Plan. No person listed in the table owns more than .0394% of the outstanding common stock of the Company. All directors and executive officers as a group own .159% of the outstanding common stock of the Company.
(2) The shares shown for Mr. Golden include 56 shares credited to his account under the Savings Plan.

(3) The shares shown for Mr. Granadillo include 8,035 shares credited to his account under the Savings Plan.
(4) Mr. Lay has shared voting power and shared investment power with respect to 10,110 shares that are included in the table and are owned by a family partnership of which he is a partner.
(5) The shares shown for Mr. Taurel include 6,222 shares credited to his account under the Savings Plan.
(6) Mr. Tobias' wife has sole voting power and sole investment power with respect to 42,500 shares that are included in the table. In addition, she has shared voting and investment power over 1,600 shares that are included in the table and are owned by family trusts of which she is a trustee. Mr. Tobias disclaims any beneficial interest in all such shares. Mr. Tobias has shared voting power and shared investment power with respect to 33,000 shares that are included in the table and are owned by a family foundation of which he is a director. The shares shown for Mr. Tobias include 709 shares credited to his account under the Savings Plan.
(7) The shares shown for Dr. Watanabe include 1,660 shares credited to his account under the Savings Plan.
(8) Mr. Way's wife owns 360 shares of those shown in the table, and he disclaims any beneficial interest therein.

PRINCIPAL HOLDERS OF COMMON STOCK

  To the best of the Company's knowledge, and except as set out below, Lilly Endowment, Inc. (the "Endowment"), is the only beneficial owner of more than 5% of the outstanding shares of common stock of the Company. The following table sets forth information regarding this ownership as of February 3, 1997:

                                                      NUMBER OF SHARES  PERCENT
   NAME AND ADDRESS                                  BENEFICIALLY OWNED OF CLASS
   ----------------                                  ------------------ --------
   Lilly Endowment, Inc. ...........................     91,994,684      16.590%
   2801 North Meridian Street
   Indianapolis, Indiana 46208

  The Endowment has sole voting and sole investment power with respect to these shares. The Endowment may be deemed to be a parent of the Company as that term is defined for purposes of the Securities Act of 1933. The Board of Directors of the Endowment is composed of Mr. Thomas H. Lake, Honorary Chairman; Mr. Thomas M. Lofton, Chairman; Otis R. Bowen, M.D.; Drs. William G. Enright, Earl B. Herr, Jr., and Herman B Wells; and Messrs. Byron P. Hollett, Eli Lilly II, and Eugene F. Ratliff. Drs. Bowen, Enright, and Herr and Messrs. Hollett, Lake, Lilly, Lofton, and Ratliff are shareholders of the Company.

  As of February 3, 1997, National City Bank of Indiana ("NCBI"), held 32,505,676 shares of the Company's common stock (5.862% of the outstanding shares) in various fiduciary capacities. Over half of the shares are held by it as trustee under the Savings Plan, savings plans of affiliated companies, and the employee stock ownership plan. In addition, NCBI holds such shares for various parties in personal trusts, agency and custodial accounts, pension accounts, estates, and guardianships. NCBI has sole voting power with respect to 14,236,347 shares, shared voting power with respect to 210,250 shares, sole investment power with respect to 1,768,109 shares, shared investment power with respect to 7,364,771 shares, and the right to vote an additional 16,307,824 shares in the savings plans to the extent it is not instructed on how to vote such shares by plan participants.

DIRECTORS' COMPENSATION

  Effective in 1997, each director who is not a salaried officer or employee of the Company receives a retainer of approximately $2,915 per month. In addition, each such director receives $1,600 for each Board meeting attended and $1,600 for each Committee or other meeting attended if not held on the same day as a Board meeting. Each such director also is reimbursed for customary and usual travel expenses incurred by reason of attendance at such meetings. Employee directors receive no additional compensation for service on the Board of Directors or Committees.

  Based on an overall review of directors' compensation, the Board approved a number of changes in the outside directors' compensation and benefit plans effective in 1996, including termination of the retirement plan for outside directors. The changes were designed to better align directors' compensation with the interests of the shareholders by (i) providing that a greater proportion of total annual compensation be delivered in the form of Company stock, and (ii) giving directors the ability to further increase their ownership interest in the Company by investing any deferred retainer and meeting fees in a Company stock account.

  Under the Lilly Directors' Deferral Plan ("Deferral Plan"), participating directors may elect to defer all or part of their cash compensation in either or both of a deferred compensation account (the "Compensation Account") or a deferred stock account pursuant to which the deferred fees are credited in the form of shares of the Company's common stock (the "Stock Account"). Directors may participate in the Deferral Plan by filing an irrevocable election before the beginning of the year. Amounts credited to the Compensation Account receive a Company credit at an annual rate that is 2% above the prime interest rate. This rate is adjusted each December based on the prevailing prime rate. The aggregate amount of this Company credit accrued in 1996 for the participating directors was $146,794. In the Stock Account, deferrals are credited in the form of hypothetical shares of the Company's common stock based on the market price of the stock on the date the fees are earned. Additionally, each nonemployee director, whether or not otherwise participating in the Deferral Plan, receives an annual Company credit to his or her Stock Account on the first business day in December equal to the lesser of 800 shares or that number of shares having a market value equal to a director's total annual cash compensation assuming attendance at all regularly scheduled Board meetings and further assuming that all such meetings were one day in length. In 1996, each such director's account was credited with 564 shares based on the market value of the Company's common stock on December 2, 1996. Deemed dividend amounts on shares in the Stock Account are credited in the form of additional shares of Company common stock based on the market value of the Company's common stock on the date dividends are paid. The Stock Account shares are hypothetical and are not issued or transferred until the director's death or retirement or resignation from the Board. All shares credited to participating directors' Stock Accounts are included in the share ownership table on page 6.

  Participating directors can elect to receive either lump sum or installment payments not to exceed 10 annual installments under the Stock Account and 120 monthly installments under the Compensation Account. There are alternate payment provisions for cases of death or hardship.

EXECUTIVE COMPENSATION

Summary Compensation Table

  The following Summary Compensation Table shows the compensation paid to Mr. Tobias, who served as Chief Executive Officer of the Company during 1996 and the four most highly compensated executive officers other than Mr. Tobias who were serving as executive officers as of December 31, 1996 ("Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                  COMPENSATION(1)
                                                                         ----------------------------------
                                         ANNUAL COMPENSATION                    AWARDS           PAYOUTS
                                  -------------------------------------  --------------------- ------------
                                                                                    NUMBER OF
                                                                                    SECURITIES
                                                              OTHER                 UNDERLYING  LONG-TERM
                                                              ANNUAL     RESTRICTED  OPTIONS    INCENTIVE      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY    BONUS(2)     COMPENSATION   STOCK(3)   GRANTED   PLAN PAYOUTS   COMPENSATION
---------------------------  ---- ---------- ----------    ------------  ---------- ---------- ------------   ------------
Randall L. Tobias            1996 $1,100,000 $1,152,111      $149,216                150,000    $2,470,463(4)   $66,002(5)
 Chairman of the Board
  and                        1995    984,000    983,167        42,170                300,000     1,697,988       59,040
 Chief Executive Officer     1994    984,000    864,955         9,059                250,000       962,868       59,040
Sidney Taurel                1996    786,700    578,667       123,148                 75,000     1,313,625(4)    47,202(5)
 President and Chief         1995    660,000    520,300        76,134                150,000       902,875       39,600
 Operating Officer           1994    600,000    455,429        35,411                 80,000       511,988       36,240
August M. Watanabe, M.D.     1996    579,900    459,800        18,386                 40,000     1,135,650(4)    34,794(5)
 Executive Vice
  President,                 1995    419,400    381,700        35,705                 80,000       780,550       25,164
 Science and Technology      1994    329,400    222,065        12,020                 50,000       320,224       19,764
Charles E. Golden            1996    497,600    945,371(6)    184,683(7)  $801,625   100,000           -0-        9,000(5)
 Executive Vice President
 and Chief Financial
  Officer
Pedro P. Granadillo          1996    371,400    267,127        10,336                 20,000       872,925(4)    22,284(5)
 Vice President,             1995    341,400    249,840        28,572                 40,000       599,975       20,484
 Human Resources             1994    311,400    222,065        10,271                 40,000       274,161       18,684

-------
(1) During the years indicated, stock appreciation rights were not granted.
(2) For 1996 and 1995, the amounts shown on the table were earned under the EVA Bonus Plan, which is described on page 13. For 1994, the amounts were earned under the Senior Executive Bonus Plan that was replaced by the EVA Bonus Plan. The amounts shown for 1995 were earned in 1995 and paid in 1996. An additional amount was earned by each executive (except
    Mr. Golden) in 1995 but not paid in 1996. That amount was credited to an account, or "bank," for the executive to be either paid in future years or forfeited, depending on the extent to which future annual financial performance goals under the Plan are achieved. The amounts shown for 1996 were paid in 1997 and include amounts earned in 1996 as well as partial payment of the amounts credited to the executives' banks for 1995. An additional amount was earned for 1996 but not paid. It has been credited to the executives' banks to be either paid in future years or forfeited, depending on whether future annual financial performance goals are achieved.
(3) Mr. Golden was awarded 12,500 shares of restricted stock when he joined the Company as a means of replacing a portion of certain equity-based compensation he forfeited when he resigned from his previous employer to become an Executive Vice President of the Company. Dividends will be paid on the restricted stock awarded to Mr. Golden which was valued at $912,500 at December 31, 1996. Dr. Watanabe has 16,000 shares of restricted stock valued at $1,168,000 on December 31, 1996.
(4) Amounts paid in Company common stock (except for amounts paid in cash to satisfy tax withholding requirements) in February 1997 under the performance award program for the period January 1, 1995, through December 31, 1996.
                                        (footnotes continued on following page)

(5) Company contribution to the named individual's account in the Savings
    Plan.
(6) Mr. Golden's bonus is composed of $352,121 paid in cash in 1997 under the EVA Plan as described in footnote (2) and $593,250 paid in stock (except for amounts paid in cash to satisfy tax withholding requirements) in February 1997 under the performance award program for the period January 1, 1996, through December 31, 1996.
(7) Includes the following amounts paid either directly to third parties or to Mr. Golden pursuant to the Company's relocation program in connection with his move from the United Kingdom to Indiana: relocation, temporary living, and lending costs and expenses, $98,759; relocation allowance, $53,734; and reimbursement of taxes payable by him on certain of the costs and expenses paid by the Company, $30,122.

Stock Option Grants

  The following table provides information on options to purchase Company common stock granted in 1996 to the Named Executive Officers pursuant to the 1994 Lilly Stock Plan.

                 OPTION SHARES GRANTED IN LAST FISCAL YEAR(1)

                                      INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------------
                            NUMBER OF    % OF TOTAL OPTION
                           SECURITIES     SHARES GRANTED   EXERCISE OR              GRANT DATE
                           UNDERLYING      TO EMPLOYEES     BASE PRICE  EXPIRATION   PRESENT
          NAME           OPTIONS GRANTED  IN FISCAL YEAR   PER SHARE(2)    DATE      VALUE(5)
          ----           --------------- ----------------- ------------ ----------- ----------
Randall L. Tobias.......     150,000           4.74           $69.19    10/20/06(3) $2,487,000
Sidney Taurel...........      75,000           2.37            69.19    10/20/06(3)  1,243,500
August M. Watanabe,
 M.D....................      40,000           1.27            69.19    10/20/06(3)    663,200
Charles E. Golden.......      60,000           1.90            60.19     3/17/06(4)    865,200
                              40,000           1.27            69.19    10/20/06(3)    663,200
Pedro P. Granadillo.....      20,000           0.63            69.19    10/20/06(3)    331,600

--------
(1) Stock appreciation rights were not granted during 1996.

(2) Options are granted at the market price of Company common stock on the date of grant.

(3) These options will become exercisable October 21, 1999.

(4) This option will become exercisable March 18, 1999.

(5) These values were established using the Black-Scholes stock option valuation model. Assumptions used to calculate the grant date present value of option shares granted during 1996 were in accordance with SFAS 123, as follows:

    (a) Expected Volatility--The standard deviation of the continuously compounded rates of return calculated on the average daily stock price over a period of time immediately preceding the grant and equal in length to the expected life. The volatility was 21.0%.

    (b) Risk-Free Interest Rate--The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life. The risk-free interest rate was 6.36%.

    (c) Dividend Yield--The expected dividend yield was 3.24% based on the historical dividend yield over a period of time immediately preceding the grant date equal in length to the expected life of the grant.

    (d) Expected Life--The expected life of the grant was seven years, calculated based on the historical expected life of previous grants.

    (e) Forfeiture Rate--Under SFAS 123, forfeitures may be estimated or assumed to be zero. The forfeiture rate was assumed to be zero.

Stock Option Exercises and Option Values

  The following table contains information concerning stock options exercised during 1996 and stock options unexercised at the end of 1996 with respect to the Named Executive Officers.

          AGGREGATED OPTION SHARES EXERCISED IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION VALUES(1)

                                                  NUMBER OF SECURITIES
                                                 UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED,
                          NUMBER OF              OPTIONS AT FISCAL YEAR-    IN-THE-MONEY OPTIONS
                           SHARES                          END              AT FISCAL YEAR-END(2)
                          ACQUIRED     VALUE    ------------------------- -------------------------
NAME                     ON EXERCISE  REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- ---------- ----------- ------------- ----------- -------------
Randall L. Tobias.......   50,000    $1,739,000   350,000      700,000    $17,860,500  $20,135,750
Sidney Taurel...........   13,382       497,843   220,000      425,000     10,002,800   13,492,825
August M. Watanabe,
 M.D. ..................    4,500        82,890    64,500      240,000      3,197,340    8,087,700
Charles E. Golden.......      -0-           -0-       -0-      100,000            -0-    1,033,500
Pedro P. Granadillo.....    6,048       244,294    37,052      160,000      1,728,037    5,953,500

--------
(1) Stock appreciation rights were not exercised during 1996 and no stock appreciation rights were outstanding on December 31, 1996.

(2) Represents the amount by which the market price of the common stock of the Company exceeded the exercise prices of unexercised options on December 31, 1996.

Long-Term Incentive Awards

  The following table provides information on long-term performance awards granted in 1996 to the Named Executive Officers pursuant to the 1994 Lilly Stock Plan.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                   ESTIMATED FUTURE PAYMENTS UNDER
                                                   NON-STOCK PRICE BASED PLANS(2)
                         NUMBER OF   PERFORMANCE  ----------------------------------
                           SHARES    PERIOD UNTIL  THRESHOLD    TARGET     MAXIMUM
NAME                     AWARDED(1)     PAYOUT     # SHARES    # SHARES    # SHARES
----                     ----------  ------------ ----------- ----------  ----------
Randall L. Tobias.......   12,000      2 years          8,000      12,000      30,000
Sidney Taurel...........    6,000      2 years          4,000       6,000      16,000
August M. Watanabe,
 M.D....................    4,500      2 years          3,000       4,500      13,200
Charles E. Golden.......    4,125(3)   2 years          2,750       4,125      12,100
                            4,500      2 years          3,000       4,500      13,200
Pedro P. Granadillo.....    3,000      2 years          2,200       3,000      10,400

--------
(1) Except as otherwise noted, represents the targeted award amount payable in 1999 if earned for the fiscal years 1997-1998 award period.
(2) Payouts are determined by the aggregate earnings per share (EPS) level for the award period. The target amount will be paid if 100% of the targeted EPS is achieved; the threshold amount will be paid if at least 96% of the targeted EPS is achieved; and the maximum amount will be paid if 112% or more of the targeted EPS is achieved. No payment will be made unless at least 96% of the targeted EPS level is achieved.
(3) Represents the targeted award amount payable in 1998 if earned for the fiscal years 1996-1997 award period.

Compensation and Management Development Committee Report

  The Compensation and Management Development Committee (the "Committee") consists of four non-employee directors. The Committee regularly reviews the executive compensation policies and practices of the Company and establishes the salaries of executive officers. The Committee also administers the Deferred Compensation Plan and the Company's cash bonus plan and stock plans covering executive officers. Committee members during 1996 were Mr. Cozad (Chairperson), Mrs. Horn, Mr. Lay, and Mr. Way.

  A. Executive Compensation Policy

  The Committee's executive compensation policy is founded on principles that guide the Company in establishing all its compensation programs. The Company designs compensation programs to attract, retain, and motivate highly talented individuals at all levels of the organization. In addition, the programs are designed to be cost-effective and to treat all employees fairly. To that end, all programs, including those for executive officers, share these characteristics:

  . Compensation is based on the level of job responsibility, individual performance, and Company performance. Members of senior management have a greater portion of their pay based on Company performance than other employees.

  . Compensation also reflects the value of the job in the marketplace. To retain its highly skilled work force, the Company strives to remain competitive with the pay of other highly respected employers who compete with the Company for talent.

  . To align more closely the interests of employees with those of shareholders, the Company provides employees at all levels of the organization the opportunity for equity ownership. Employees worldwide are given the opportunity to own Company common stock through various Company programs. In addition, executive officers and other key employees worldwide have the opportunity to build more substantial equity ownership through Company stock plans.

  . Compensation programs are developed and administered to foster the long-term focus required for success in the research-based pharmaceutical industry.

  The Committee believes that the Company's executive compensation program reflects the principles described above and provides executives strong incentives to maximize Company performance and therefore enhance shareholder value. The program consists of both annual and long-term components. The Committee believes that the various components of compensation should be considered collectively in order to properly assess the appropriateness of the Company's program to the attainment of its objectives.

  In establishing total compensation, the Committee considers a variety of measures of historical and projected Company performance. This review includes such measures as sales, net income, return on shareholders' equity, return on sales and assets, sales and net income per employee, total market value, and total shareholder return. These data form the basis for the Committee's assessment of the overall performance and prospects of the Company that underpins the Committee's judgment in establishing total compensation ranges. In evaluating these factors the Committee does not assign relative weights or rankings to each; rather it makes a subjective determination based on a collective consideration of all such factors.

  The Committee also compares the Company's total compensation package (and, to the extent possible, the compensation of individual executive officers) with those global pharmaceutical companies of comparable size and stature to the Company that constitute the "Peer Group" for the Performance Graph on page
16. The Peer Group companies are identified in a footnote to the Performance Graph. The Committee uses the Peer Group data primarily as benchmarks to ensure that the executive compensation program as a whole is within the broad middle range of comparative pay of the Peer Group companies. The Committee does not target a specific position in the range of comparative data for each individual or for each component of compensation. Individual amounts are established in view of the comparative data and such other factors as level of responsibility, prior experience, and the Committee's subjective judgment as to individual contribution. These factors are not assigned specific mathematical weights; rather, the Committee exercises its judgment and discretion in the information it reviews and the analysis it considers.

  The Company also retains independent compensation and benefits consultants to assist in evaluating executive compensation programs. The use of independent consultants provides additional assurance that the Company's programs are reasonable and appropriate to the Company's objectives.

  B. Components of Executive Compensation

  Annual Compensation. Annual compensation for 1996 consisted of two components, base salary and a cash bonus under the Eli Lilly and Company EVA Bonus Plan ("EVA Plan"). Base salaries are determined with reference to Company and individual performance for the previous year, internal relativity, and market conditions, including pay at the Peer Group companies and general inflationary trends. Assessment of individual performance includes consideration of a person's impact on financial performance as well as judgment, creativity, effectiveness in developing subordinates and a diverse organization, and contributions to improvement in the quality of the Company's products, services, and operations. As noted above, the Committee uses the Peer Group and other market data to test for reasonableness and competitiveness of base salaries but also exercises subjective judgment in view of the Company's compensation objectives.

  In 1995 the Company instituted the EVA Plan, a new formula-based cash bonus plan for management that is based on the concept of Economic Value Added ("EVA"). In basic terms, EVA is after-tax operating profit less the annual total cost of capital. Under the EVA Plan, the size of bonuses varies directly with the amount by which after-tax operating profit exceeds the cost of capital. Thus, the EVA Plan rewards managers who increase shareholder value by most effectively deploying the capital contributed by the shareholders. The EVA Plan places bonuses "at risk" in that if the Company fails to achieve the target EVA, the bonuses earned can be reduced or even be negative, resulting in a reduction of future years' bonuses. The Committee determines the participants and sets the target bonus levels prior to the beginning of the year. As to the executive officers, the Committee's intent is to set target bonuses within the broad middle range of Peer Group companies.

  Long-Term Incentives. The Company employs two forms of long-term incentives, performance awards and stock options. These incentives foster the long-term focus necessary for continued success in the research-based pharmaceutical business. They also provide the opportunity for substantial equity ownership by individuals in leadership roles to ensure proper focus on shareholder value. Performance awards and stock options have traditionally been granted broadly and deeply within the organization with over 2,000 management and professional employees now participating in the programs. Additionally, through the GlobalShares stock option program, equity incentives are provided to nearly every Company employee worldwide.

  Performance awards provide recipients the opportunity to earn shares of Company common stock annually if certain performance goals are achieved. The awards, which are granted annually, are structured as a schedule of shares of common stock based on the Company's achievement of specific cumulative earnings-per-share ("EPS") levels over a two-year award period. Individual award size varies depending on the recipient's level of responsibility.

  Stock options are an important part of the Company's performance-based compensation. Stock options provide a strong incentive to increase shareholder value, since Company stock options have value only if the stock price increases over time. The Company's 10-year options, granted at the market price on the date of grant, ensure that management and professional employees are oriented to growth over the long term and not simply to short-term profits. In addition, the options encourage retention because they carry a three-year vesting period and, if not exercised, are forfeited if the employee leaves the Company before retirement. The size of grants to executive officers in 1996 was based primarily on the recipient's level of responsibility. The Committee also considered the size of grants to individuals in previous years and internal relativity.

  Adjustments for Extraordinary Events. Employees should not be penalized by the implementation of strategic actions that are in the best long-term interest of the shareholders but reduce current earnings. Likewise, employees should not receive windfall bonuses when strategic actions result in extraordinary nonoperating gains. Therefore, consistent with past practices, the Committee adjusted the financial results on which awards were determined under the 1995-96 performance awards to eliminate the effect of extraordinary income items. The adjustments were made primarily to eliminate the effect in 1995 of the extraordinary gain resulting from the divestiture of the Medical Devices and Diagnostics Division and the effect of extraordinary licensing and other nonoperating income in 1996.

  Deductibility Cap on Executive Compensation. Federal income tax law disallows corporate deductibility for certain compensation paid in excess of $1 million to the chief executive officer and the four other most highly paid executive officers. "Performance-based compensation," as defined in the tax law, is not subject to the deductibility limitation provided certain shareholder approval and other requirements are met. Stock option and performance award compensation under the Stock Plan qualifies as "performance-based compensation," and therefore is fully deductible. The Committee decided, however, that it was not in the best interest of the shareholders to qualify the EVA Plan, since to do so would have limited the Committee's flexibility in administering the Plan to achieve its objectives as described above. Further, because certain executive officers deferred receipt of portions of their base pay, bonuses, or both, the loss of deductibility with respect to the EVA Plan for 1996 and 1997 is expected to be minimal. The Committee will continue to review the Company's executive compensation plans periodically to determine what changes, if any, should be made as the result of the limitation on deductibility.

  C. Chief Executive Officer Compensation

  The compensation of Randall L. Tobias, Chairman of the Board and Chief Executive Officer, consists of the same components as for other senior executives, namely base salary, EVA bonus, performance awards, and stock options.

  In establishing Mr. Tobias' compensation package for 1996, the Committee applied the principles outlined above in the same manner as they were applied to the other executives. The Committee reviewed the Company's performance relative to the Peer Group companies, based on a number of factors including sales, earnings, return on sales and assets, return on equity, and total shareholder return. The Committee did not assign relative weights or rankings to these factors but rather made a subjective determination based on a consideration of all such factors collectively. In addition, the Committee took note of the successful completion of the divestiture of the medical devices and diagnostics companies and the other significant strategic actions and financial restructuring initiated under the leadership of Mr. Tobias to increase the Company's competitiveness.

  Mr. Tobias' base salary for 1996 was increased to $1,100,000. This salary was within the middle range of Peer Group CEOs. The Committee believed this increase was appropriate in light of Mr. Tobias' strong individual performance as described above.

  The 1996 EVA Plan bonus target for Mr. Tobias was set at $1,000,000, an increase over the 1995 target of $850,000. The increase was consistent with the goal of placing a greater proportion of Mr. Tobias' pay "at risk." The bonus was also targeted to be within the broad middle range relative to other CEOs of Peer Group companies.

  In October 1996 the Committee provided Mr. Tobias a performance award to be earned over the two-year award period 1997-98. If earnings per share performance targets are achieved, the award will pay out 12,000 shares of the Company's common stock in 1999. In determining the size of the award, the Committee considered Mr. Tobias' level of responsibility and internal relativity. As with all job levels, the size of Mr. Tobias' award was unchanged from the previous year.

  In October 1996 the Committee also granted Mr. Tobias an option to purchase 150,000 shares of the Company's common stock at $69.19 per share, the market price of the stock on the date of the grant. In determining the size of the grant, the Committee considered Mr. Tobias' strong leadership in initiating strategic and financial actions designed to better position the Company for long-term growth. The Committee also took note of the number of option shares previously granted to Mr. Tobias. The number of shares granted in 1996 was the same as the previous year excluding the adjustment to the 1995 grant as a result of the 2-for-1 stock split in late 1995.

               Compensation and Management Development Committee

                          James W. Cozad, Chairperson

    Karen N. Horn, Ph.D.     Kenneth L. Lay, Ph.D.         Alva O. Way

COMPENSATION COMMITTEE INTERLOCKS

  Mr. Tobias served on the Compensation Committee of the Board of Directors of Kimberly-Clark Corporation during 1996, during which time Mrs. Seifert, Group President of Kimberly-Clark Corporation, served as a director of the Company.

PERFORMANCE GRAPH

  The following performance graph compares the cumulative total shareholder return on the Company's common stock with Standard & Poor's 500 Stock Index and the Peer Group* for the years 1992 through 1996. The graph is constructed on the assumption that $100 was invested on December 31, 1991, in each of the Company's common stock, the S&P 500 Stock Index, and the Peer Group common stock.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN**
               AMONG LILLY, S&P 500 STOCK INDEX, AND PEER GROUP


                        Fiscal Years Ended December 31


                          1991      1992      1993      1994      1995      1996
                          ----      ----      ----      ----      ----      ----
Lilly..................$100.00   $ 75.26   $ 77.07   $ 88.97   $157.19   $208.22
S&P 500................ 100.00    107.61    118.41    120.01    164.95    202.73
Peer Group............. 100.00     82.26     75.41     84.00    132.25    168.14

--------
* The Peer Group has been constructed by the Company as the industry index for purposes of the performance graph. This Peer Group, which consists of nine companies in the pharmaceutical industry, consists of the same companies used by the Company to compare compensation of executive officers. The companies included in the Peer Group are Abbott Laboratories; American Home Products Corporation; Bristol-Myers Squibb Company; Glaxo Holdings p.l.c.; Merck & Co.; Pfizer, Inc.; Pharmacia & Upjohn, Inc.; SmithKline Beecham p.l.c.; and Warner-Lambert Company.
** Total return assumes reinvestment of dividends.

RETIREMENT PLAN

  The Pension Plan Table sets forth a range of annual retirement benefits under The Lilly Retirement Plan ("Retirement Plan") for graduated levels of average annual earnings (consisting of Salary, Bonus, and Long-Term Incentive Plan Payouts as set forth in the Summary Compensation Table on page 9) and years of service for the life of a retired employee, assuming retirement at age 65 with a 50% survivor income benefit. The amounts shown in the table are not subject to deduction for social security benefits.

                              PENSION PLAN TABLE

  AVERAGE ANNUAL                                      YEARS OF SERVICE
 EARNINGS (HIGHEST          ---------------------------------------------------------------------
 5 OF LAST 10 YEARS)            15        20        25        30        35        40        45
-------------------         --------- --------- --------- --------- --------- --------- ---------
    $  750,000.............   154,985   206,640   258,295   309,965   361,620   361,620   364,960
     1,000,000.............   207,640   276,855   346,075   415,290   484,495   484,495   486,630
     1,500,000.............   312,965   417,290   521,615   625,940   730,255   730,255   730,255
     2,000,000.............   418,290   557,725   697,160   836,590   976,015   976,015   976,015
     2,500,000.............   523,615   698,160   872,700 1,047,230 1,221,775 1,221,775 1,221,775
     3,000,000.............   628,940   838,590 1,048,240 1,257,895 1,467,530 1,467,530 1,467,530
     3,500,000.............   734,265   979,025 1,223,785 1,468,545 1,713,290 1,713,290 1,713,290
     4,000,000.............   839,590 1,119,460 1,399,325 1,679,195 1,959,050 1,959,050 1,959,050
     4,500,000.............   944,915 1,259,890 1,574,870 1,889,845 2,204,810 2,204,810 2,204,810
     5,000,000............. 1,050,220 1,400,350 1,750,420 2,100,495 2,450,570 2,450,570 2,450,750
     5,500,000............. 1,155,545 1,540,780 1,925,965 2,311,145 2,696,325 2,696,325 2,696,325

  The years of service credited to the Named Executive Officers are Mr. Tobias, 18 years; Mr. Taurel, 25 years; Dr. Watanabe, 7 years; Mr. Granadillo, 27 years and Mr. Golden, 27 years, including 26 years credited to him at the time he joined the Company. Mr. Golden's ultimate pension benefit from the Retirement Plan will be reduced by the amount of the pension payments he receives from his previous employer.

  Section 415 of the Internal Revenue Code ("Code") generally places a limit of $125,000 on the amount of annual pension benefits that may be paid at age 65 from a plan such as the Company's Retirement Plan. The Code also places a $9,500 limit, subject to adjustment by the Internal Revenue Service, on annual contributions by an employee to the Company's Savings Plan and, in addition, imposes a combined limitation when an employee is covered by both types of plans. Under an unfunded plan adopted in 1975, however, the Company will make payments as permitted by the Code to any employee who is a participant in the Retirement Plan or the Savings Plan in an amount equal to the difference, if any, between the benefits that would have been payable under such plans without regard to the limitations imposed by the Code and the actual benefits payable under such plans as so limited.

CHANGE-IN-CONTROL SEVERANCE PAY ARRANGEMENTS

  The Company has adopted a change-in-control severance pay program ("Program") covering most employees of the Company and its subsidiaries, including the Company's executive officers. In general, the Program would provide severance payments and benefits to eligible employees and executive officers in the event of their termination of employment under certain circumstances within fixed periods of time following a change in control. A "change-in-control" would occur if 20% or more of the Company's voting stock were acquired by an entity other than the Company, a subsidiary, an employee benefit plan of the Company, or Lilly Endowment,

Inc. There are additional conditions that could result in a change-in-control event. The Program is not subject to amendment by the Board, whether prior to or following a change-in-control, in any manner adverse to a participant without his or her prior written consent.

  Under the portion of the Program covering the Named Executive Officers, each would be entitled to severance payments and benefits in the event that his or her employment is terminated following a change-in-control (i) without "cause" by the Company; (ii) for "good reason" by the executive officer, each as is defined in the Program; or (iii) for a limited period of time, for any reason by the executive officer. In such case, the executive officer would be entitled to a severance payment equal to three times his or her current annual cash compensation. Additional benefits would include a pension supplement and full and immediate vesting of all stock options and other equity incentives. In the event that any payments made in connection with the change-in-control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code as a result of the aggregate compensation payments and benefits made to the individual, under the Program or otherwise, in connection with a change-in-control, the Company is obligated to make whole the individual with respect to such excise tax.

CERTAIN BUSINESS RELATIONSHIPS

  During the past calendar year, the Company, in the normal course of business, utilized the services of the law firm of Baker & Daniels, in which Mr. Bayh is a partner. The Company plans to continue using the services of the firm in 1997.

      2. PROPOSAL TO RATIFY APPOINTMENT OF PRINCIPAL INDEPENDENT AUDITORS

  The Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP as principal independent auditors for the Company for the year 1997. In accordance with the By-laws of the Company, this appointment will be submitted to the shareholders for ratification. Ernst & Young LLP served as the principal independent auditors for the Company in 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. Those representatives will have the opportunity to make a statement if they desire to do so.

  Ratification of this appointment requires that the number of votes cast in favor of ratification exceed the number of votes cast opposing ratification. Only votes cast for or against ratification will be counted, except that the accompanying proxy will be voted in favor of ratification in the absence of instructions to the contrary. Abstentions and broker nonvotes will not change the number of votes cast for or against the proposal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS PRINCIPAL INDEPENDENT AUDITORS FOR THE YEAR 1997.

                               3. OTHER MATTERS

  As of the date of this Proxy Statement, the management of the Company has no knowledge of any matters to be presented for consideration at the meeting other than those described in this Proxy Statement. If any other matters properly come before the meeting, the accompanying proxy confers discretionary authority with respect to those matters, and the persons named in the accompanying form of proxy intend to vote that proxy to the extent entitled in accordance with their best judgment.

  The Company receives many suggestions from shareholders, some as formal shareholder proposals. All are given careful attention. Formal proposals are sometimes withdrawn by proponents after discussions with the Company. For example, two religious groups that are shareholders filed a proposal calling on the Company to endorse the CERES Principles. Upon agreement by the Company to explore with them the possibility of the Company's endorsing the CERES Principles, the shareholders agreed to withdraw the proposal.

  All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies primarily by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by telefax, or by mail. The Company may retain D. F. King & Co., Inc., to assist in the solicitation of proxies. If retained, the firm will solicit proxies by personal interview, telephone, telefax, and mail. It is anticipated that the fee for those services will not exceed $18,000 plus reimbursement of customary out-of-pocket expenses.

  The Corporation Trust Company has been retained to receive and tabulate proxies and to provide representatives to act as inspectors of election for the Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under SEC rules relating to reporting of changes of beneficial ownership of Company common stock, reports during the last fiscal year relating to the following transactions were not timely filed due to inadvertence: one report pertaining to the automatic quarterly acquisition of shares under the Company's dividend reinvestment plan by Arnold C. Hanish, an officer of the Company; and two reports by trusts established by Randall L. Tobias, Chairman and Chief Executive Officer, indicating the contribution of shares to the trusts. Mr. Tobias timely reported the trust transactions on his personal report, but the then-existing rules required the trusts to file a duplicate report. Upon discovery, all these oversights were corrected.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 1998 ANNUAL MEETING

  The 1998 Annual Meeting of Shareholders is scheduled for April 20, 1998. The date by which shareholder proposals must be received by the Company for possible inclusion in the Company's proxy materials for the 1998 Annual Meeting is November 5, 1997. Securities and Exchange Commission rules set forth standards as to what shareholder proposals are required to be included in the Company's proxy materials. In addition, the Company's By-laws provide that any shareholder wishing to nominate a candidate for director or propose other business at the Annual Meeting generally must give the Company at least 60 days advance written notice, and the notice must provide certain other information as described in the By-laws. All such proposals and notices must be addressed to the Secretary of the Company at Lilly Corporate Center, DC 1093, Indianapolis, Indiana 46285. Requests for copies of the By-laws should also be addressed to the Secretary.

                                          By order of the Board of Directors,

                                          Daniel P. Carmichael
                                          Secretary

March 5, 1997

                                   [GRAPHIC]
                    PRINTED ON RECYCLED AND RECYCLABLE PAPER

                            ELI LILLY AND COMPANY

                  NOTICE: 1997 Annual Meeting Of Shareholders

    The 1997 Annual Meeting of Shareholders of Eli Lilly and Company will be held on Monday, April 21, 1997, at 11:00 a.m. (Indianapolis time) in the Sagamore Ballroom of the Indiana Convention Center, 100 South Capital Avenue, Indianapolis, Indiana.


                                  LILLY[LOGO]

                          YOUR VOTE IS VERY IMPORTANT


    Please sign, date and return your proxy/voting instruction card below. Detach and return the card in the envelope provided.

          DETACH HERE                           DETACH HERE
--------------------------------------------------------------------------------

                             ELI LILLY AND COMPANY

                                     PROXY

The undersigned hereby appoints R. O. Goss, S. Taurel and R. L. Tobias, and each of them, as proxies of the undersigned, each with full power to act without the others and with full power of substitution, to vote all the shares of common stock of ELI LILLY AND COMPANY held in the name of the undersigned at the close of business on February 14, 1997, at the Annual Meeting of Shareholders to be held on April 21, 1997, at 11:00 a.m. (Indianapolis time), and at any adjournment thereof, with all the powers the undersigned would have if personally present, as follows:

  The Board of Directors recommends a vote FOR the following items:

  (1) Election of Directors, all nominated as Directors to serve for the terms indicated in the Proxy Statement

                        FOR all nominees listed below (except as marked to the contrary below [_]

                        WITHHOLD AUTHORITY
                        to vote for all nominees listed below [_]

              E. BAYH, C.E. GOLDEN, K.L. LAY, S. TAUREL, A.O. WAY

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

           --------------------------------------------------

  (2) Ratification of the appointment by the Board of Directors of Ernst & Young LLP as principal independent auditors for 1997

        [_] FOR                     [_] AGAINST                [_] ABSTAIN

--------------------------------------------------------------------------------

In their discretion, upon such other matters as may properly come before the meeting, all in accordance with the accompanying Notice and Proxy Statement, receipt of which is acknowledged.
--------------------------------------------------------------------------------
Please sign on reverse side and return this proxy in the enclosed envelope.

                                                       (Continued on other side)

            DETACH HERE                    DETACH HERE
--------------------------------------------------------------------------------

        IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.


                                             Dated_________________________,1997

                                             __________________________________

                                             __________________________________
                                             SIGN EXACTLY AS NAME APPEARS
                                             HEREON. WHEN SIGNING IN A
                                             REPRESENTATIVE CAPACITY, PLEASE
                                             GIVE FULL TITLE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                  [LOGO]LILLY

                             ELI LILLY AND COMPANY
                            LILLY CORPORATE CENTER
                          INDIANAPOLIS, INDIANA 46285

                                       March 5, 1997

Dear Savings Plan Participant:

  It is my pleasure to provide you a meeting notice, proxy statement, and voting instruction card for the 1997 Annual Meeting of Shareholders of Eli Lilly and Company.

  The proxy statement describes the business we will consider at the meeting. As a participant in the savings plan, you may instruct the Trustee on how to vote the number of shares of Company stock credited to your account under the plan. As a member of the Lilly family, your participation in these matters is very important. I urge you to sign, date, and return the enclosed voting instruction card in the envelope provided in order to be certain the Trustee is aware of your views on the matters to be presented at the meeting.

                                          /s/ Randall L. Tobias

                                          Randall L. Tobias
                                          Chairman of the Board and
                                          Chief Executive Officer

                                PARTICIPANTS IN
                        THE LILLY EMPLOYEE SAVINGS PLAN
                                      AND
                                PARTICIPANTS IN
                   THE SAVINGS PLAN FOR AFFILIATED COMPANIES

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS

                                APRIL 21, 1997

  The Annual Meeting of Shareholders of Eli Lilly and Company will be held at the Indiana Convention Center, 100 South Capitol Avenue, Indianapolis, Indiana, on Monday, April 21, 1997, at 11:00 a.m. (Indianapolis time), for the following purposes:

  1.  To elect five directors of the Company, each for a three-year term;

  2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as principal independent auditors for the year 1997; and

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Each participant in the above plans is permitted to instruct the Trustee on how to vote the number of shares of Company common stock credited to the participant's account under those plans. For that purpose, the enclosed voting instruction card is being furnished to each participant in lieu of the proxy referred to in the accompanying Proxy Statement.

                                          Eli Lilly and Company

March 5, 1997
Indianapolis, Indiana

                             ELI LILLY AND COMPANY

SAVINGS

        PLAN

                PARTICIPANTS




             Complete, sign, and return this card in the enclosed envelope to instruct the Trustee how to vote your shares in the Savings Plan.









                DETACH HERE                     DETACH HERE
--------------------------------------------------------------------------------

                       CONFIDENTIAL VOTING INSTRUCTIONS
                    TO NATIONAL CITY BANK, INDIANA, TRUSTEE

        The undersigned, as a participant in The Lilly Employee Savings Plan or in a savings plan of an affiliated company, hereby directs the Trustee to vote (in person or by proxy) the number of shares of Eli Lilly and Company Common Stock credited to the undersigned's account under those plans or a combination thereof at the Annual Meeting of Shareholders to be held on April 21, 1997, and at any adjournment thereof, as follows:


  The Board of Directors has recommended to the shareholders a vote FOR the following items:
  (1) Election of Directors, all nominated as Directors to serve for the terms indicated in the Proxy Statement

                        FOR all nominees listed below (except as marked to the contrary below[_]

                        WITHHOLD AUTHORITY
                        to vote for all nominees listed below [_]

              E. BAYH, C.E. GOLDEN, K.L. LAY, S. TAUREL, A.O. WAY

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

           --------------------------------------------------

  (2) Ratification of the appointment by the Board of Directors of Ernst & Young LLP as principal independent auditors for 1997

        [_] FOR                     [_] AGAINST                [_] ABSTAIN

--------------------------------------------------------------------------------
In the Trustee's discretion, upon such other matters as may properly come before the meeting.
--------------------------------------------------------------------------------
                                                       (Continued on other side)

           DETACH HERE                               DETACH HERE
________________________________________________________________________________


PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. THE TRUSTEE MAY VOTE, AT ITS DISCRETION, ANY SHARES OF ELI LILLY AND COMPANY COMMON STOCK IN ANY OF THE PLANS FOR WHICH VOTING INSTRUCTIONS ARE NOT RECEIVED, EXCEPT THE TRUSTEE MAY ONLY VOTE THOSE SHARES FORMERLY HELD IN THE LILLY EMPLOYEE STOCK OWNERSHIP PLAN (PAYSOP) FOR WHICH INSTRUCTIONS HAVE BEEN RECEIVED.


                                            Dated__________________________,1997

                                            ____________________________________
                                                     Signature of Participant

                                             PLEASE SIGN, DATE, AND RETURN THIS
                                             CARD ON OR BEFORE APRIL 4, 1997, IN
                                             THE ENCLOSED ENVELOPE WHICH
                                             REQUIRES NO POSTAGE.


These confidential voting instructions will be seen only by authorized personnel of the Trustee.